SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 10, 2010 (November 7, 2010)

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer
identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.03	Bankruptcy or Receivership.

On November 8, 2010, Ambac Financial Group, Inc. (the “Company”) filed a voluntary petition for relief (the “Bankruptcy Filing”) under chapter 11 of title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Bankruptcy Petition # 10-15973 (SCC). The Company will continue to operate in the ordinary course of business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

In connection with the Bankruptcy Filing, the Bankruptcy Court issued an interim order (the “Interim Order”) restricting certain transfers of equity interests in and claims against the Company. The purpose of the Interim Order is to preserve the Company’s net operating losses (“NOLs”), which totaled approximately $7 billion as of June 30, 2010. Under section 382 of the Internal Revenue Code of 1986, as amended (the “Tax Code”), transfers by persons or entities holding 5 percent or more of the Company’s outstanding equity interests could impair or permanently eliminate the Company’s NOLs. Moreover, transfers of claims against the Company by persons or entities who may receive 5 percent or more of the reorganized Company’s stock pursuant to a bankruptcy plan of reorganization may impair or permanently eliminate the Company’s NOLs. Accordingly, the Interim Order implements notice and hearing procedures for transfers by a person or entity that beneficially owns, or would beneficially own, more than 13,500,000 shares of the Company’s stock. Transfers of stock in violation of this Interim Order will be void ab initio. In addition, the Interim Order requires persons or entities that beneficially own claims against the Company totaling more than an amount which could permit such claimholder to acquire 4.5 percent or more of the reorganized debtor agree to “sell down” a portion of its claims against the Company prior to a bankruptcy reorganization, such that the claimholder would receive less than 4.5 percent of the reorganized Company’s stock in a bankruptcy plan of reorganization that may qualify for section 382(l)(5) of the Tax Code. Any claimholder who does not comply with the Interim Order would only receive stock in the reorganized Company equal to less than 4.5 percent of the reorganized Company’s outstanding stock.

On November 9, 2010, the Company and the Internal Revenue Service (the “IRS”) agreed to a stipulation on the record that provides that the IRS would give notice at least 5 business days prior to taking any action against the Company’s nondebtor subsidiaries in the consolidated tax group that would violate the State Court Injunction (as defined in Item 8.01 below), whether or not in effect. The stipulation permits the status quo to be maintained from November 9, 2010 until a hearing on the preliminary injunction that the Company plans to seek under Bankruptcy Code section 105(a) barring assessment and collection of the 2003 through 2008 tax refunds by the IRS against the Company’s nondebtor subsidiaries in the consolidated tax group.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement.

The Bankruptcy Filing described in Item 1.03 above constituted an event of default with respect to the following debt instruments (collectively, the “Debt Documents”):

•

Indenture, dated as of August 1, 1991, between the Company and The Bank of New York Mellon (as successor trustee to The Chase Manhattan Bank (National Association)) (the “1991 Indenture”), as trustee, with respect to approximately $122.2 million principal and accrued and unpaid interest on outstanding debt securities in the form of 9-3/8% debentures due August 1, 2011;

•	1991 Indenture with respect to approximately $75.0 million principal and accrued and unpaid interest on outstanding debt securities in the form of 7-1/2% debentures due May 1, 2023;

•

Indenture, dated as of August 24, 2001, between the Company and The Bank of New York Mellon (as successor trustee to JP Morgan Chase Bank) (the “2001 Indenture”), as trustee, with respect to approximately $200.0 million principal and accrued and unpaid interest on outstanding debt securities in the form of 5.95% debentures due February 28, 2103;

•	2001 Indenture with respect to approximately $175.0 million principal and accrued and unpaid interest on outstanding debt securities in the form of 5.875% debentures due March 24, 2103;

•

Indenture, dated as of April 22, 2003, between the Company and The Bank of New York Mellon (as successor trustee to JP Morgan Chase Bank), as trustee, with respect to approximately $400.0 million principal and accrued and unpaid interest on outstanding debt securities in the form of 5.95% debentures due December 5, 2035;

•

Indenture, dated as of February 15, 2006, as supplemented by the Supplemental Indenture, dated as of March 12, 2008, both between the Company and The Bank of New York Mellon, as trustee, with respect to approximately $250.0 million principal and accrued and unpaid interest on outstanding debt securities in the form of 9.50% senior notes due February 15, 2021; and

•

Junior Subordinated Indenture and First Supplemental Indenture, both dated as of February 12, 2007, between the Company and The Bank of New York Mellon, as trustee, with respect to approximately $400.0 million principal and accrued and unpaid interest on outstanding debt securities in the form of 6.15% Directly Issued Subordinated Capital Securities due February 15, 2037.

As a result of the Bankruptcy Filing, the debt securities described above are accelerated. Upon the Bankruptcy Filing, any efforts to enforce such payment obligations under the Debt Documents are stayed pursuant to Bankruptcy Code section 362 automatic stay, and the creditors’ rights of enforcement in respect of the Debt Documents are subject to the applicable provisions of the Bankruptcy Code.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 9, 2010, NYSE Regulation, Inc. (“NYSE Regulation”) announced immediate suspension of trading on the New York Stock Exchange (the “NYSE”) of the common stock of the Company and the suspension of trading on the NYSE of certain other securities of the Company (collectively, the “Suspended NYSE Securities”). NYSE Regulation determined that the Company is no longer suitable for listing in light of the Bankruptcy Filing, which is sufficient grounds for the commencement of delisting procedures according to Section 802.01D of the NYSE’s Listed Company Manual. In its announcement regarding the suspension, NYSE Regulation noted the uncertainty as to the timing and outcome of the bankruptcy process as well as the ultimate effect of this process on the Company’s equityholders. Additionally, NYSE Regulation noted that the Company had previously been notified that it had fallen below the NYSE’s continued listing standard for average closing price of less than $1.00 over a consecutive 30 trading day period.

At this time the Company does not intend to take any action to appeal the NYSE’s decision and, therefore, it is expected that the Suspended NYSE Securities will be delisted after completion by the NYSE of application to the Securities and Exchange Commission (the “SEC”).

The Suspended NYSE Securities include:

•	Common Stock, $0.01 per share (NYSE ticker symbol: ABK);

•	5.875% Debentures, Due March 24, 2103 (NYSE ticker symbol: AKT);

•	5.95% Debentures, Due February 28, 2103 (NYSE ticker symbol: AKF); and

•	9.50% Equity Units, Due February 15, 2021 (NYSE ticker symbol: ABK PRZ).

As a result of the delisting, the Company’s common stock and the shares of its equity units began trading exclusively on the over-the-counter (“OTC”) market on November 9, 2010. On the OTC market, shares of the Company’s common stock, which previously traded on the NYSE under the symbol ABK, trade under the symbol ABKFQ. Shares of the Company’s equity units, which previously traded on the NYSE under the symbol ABK-PRZ, trade under the symbol ABKOQ.

Item 8.01	Other Events.

Effective November 7, 2010, the Plan of Operation for the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”) was amended for the purpose of allocating to the Segregated Account (i) any and all liabilities (including contingent liabilities) it has or may have, now or in the future, to the Company, or any successor to the Company, in regard to, or respecting, tax refunds and/or the July 18, 1991 Tax Sharing Agreement, as amended (other than any liability to the Company pertaining to any possible misallocation of up to $38.5 million of tax refunds received by Ambac Assurance Corporation (“AAC”) in September 2009 and February 2010), (ii) any and all liabilities (including contingent liabilities) it has or may have, now or in the future, to the IRS and/or the United States Department of the Treasury (the “U.S. Treasury”) in regard to, or in respect of, taxes imposed under the Internal Revenue Code of 1986, as amended (the “Federal Taxes”), for taxable periods ending on or prior to December 31, 2009 and, (iii) to the extent not described in clause (ii), any and all liabilities (including contingent liabilities) AAC has or may have, now or in the future, to the IRS and/or the U.S. Treasury in regard to, or respect of, any Federal Tax refunds that were received prior to November 7, 2010 by AAC, the Company or their affiliates (each of clauses(i), (ii) and (iii), the “Allocated Disputed Contingent Liabilities”). In addition, on November 8, 2010, the rehabilitation court issued an order for temporary supplemental injunctive relief (the “State Court Injunction”) enjoining the Company, any successor-in-interest, any state court receiver of the Company, all persons purporting to be creditors of the Company, the IRS and all other federal and state governmental entities from commencing or prosecuting any actions, claims, lawsuits or other formal legal proceedings relating to the Allocated Disputed Contingent Liabilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated: November 10, 2010	By:	/S/ DAVID TRICK
	Name:	David Trick
	Title:	Senior Managing Director, Chief Financial Officer and Treasurer